UNITED STATES

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Capital Senior Living Corporation

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Cutting Through the Noise: The Facts About Capital Senior Living’s Amended Financing Transactions Vote FOR the Future of Capital Senior Living October 2021

The Reality is Simple and Clear CSU is over-levered with no unencumbered assets. Based on current cash burn and near-term liabilities the Company will likely run out of cash by year-end The Amended Transactions provide immediate liquidity to address working capital deficits, fund greatly needed capital expenditures, resolve near-term debt maturities, and stabilize the Company There are no credible, actionable and immediate alternatives to the Amended Transactions that will resolve the Company’s urgent need for significant capital Voting against the Amended Transactions will likely send the Company down the path of insolvency

Recent public statements by Ortelius Advisors and Invictus Global Management contain numerous misleading claims regarding the Company’s financial situation and the amended financing transactions It is not in the best interests of CSU or its shareholders to respond point-by-point to hyperbolic attacks on the Company, its Board and its advisors – but it is critical that shareholders understand the facts

Ortelius’ Claims Misrepresent the Availability of Alternative Capital (1) In its October 6th presentation, Ortelius blatantly misrepresents the facts by suggesting alternative committed capital exists with no further due diligence required Invictus explicitly states its terms are subject to extensive diligence and conditions, including: Satisfactory appraisals Maximum 75% LTV test Satisfactory evaluation and approval of a 13-week cash flow budget Invictus’ proposal of all debt financing would also be contingent upon affirmative consent of all the Company’s existing lenders due to junior lien requirement (which we are highly unlikely to receive) Ortelius’ capital commitment includes no disclosure around terms, source or conditionality Vague public commitments are not a standard that shareholders should be willing to accept, particularly when paired with statements that are inconsistent with the facts https://savecsu.com/wp-content/uploads/2021/10/Response-Slides-to-CSU-Attacks-on-Ortelius-320pm-FINAL.pdf https://www.prnewswire.com/news-releases/invictus-global-management-provides-capital-senior-living-with-detailed-terms-for-a-market-based-alternative-financing-transaction-301392893.html# Arbiter and Silk previously didn’t provide any commitment to backstop or participate, and have only recently done so (a) with significant right-sizing of the equity component of the capital structure and (b) in partnership with a long-term oriented investor in Conversant Arbiter and Silk’s commitments are not transferable. They have committed capital to the Amended Transactions, which were fully diligenced by Conversant and negotiated by the Company – not a hypothetical proposal from Ortelius From Invictus’ letter: (2) “A $75 million senior secured term loan (the "Invictus Term Loan") upon the completion of property appraisals satisfactory to us and confirmation of a Loan-to-Value ratio of no more than 75%. We believe the diligence process should take no more than two weeks …” From Ortelius’ presentation:

CSU’s Financial Situation MISLEADING CLAIM REALITY Ortelius states that “Despite the Board’s claims that Capital Senior Living may face financial ruin without the Amended Transactions, we firmly believe the facts indicate otherwise.”(1) Invictus criticizes the original Conversant transactions by saying they were “surprised” because the deal was “more akin to the financing transactions we see for deeply distressed companies. (2)” The Company faces an immediate and critical need for financing and has warned stockholders about significant doubt that it could continue as a “going concern” since reporting its Q1 2020 financial results. Without a meaningful infusion of capital, the Company is facing a liquidity crisis, the probability of running out of cash, and the very real possibility of seeking insolvency relief (see slide 6). The Company’s cash balance was just $15 million as of 6/30/21, with ~$5 million attributable to accounts for managed assets and ~$7.4 million due back to the government from the CARES Act payroll tax program. Absent one-time CARES Act cash grants of $16.8 million, the Company’s cash balance would be at or near zero. The Company has $68 million of mortgage debt maturing by May 2022 and another $40 million by the end of 2022. These assets are not cash flow positive, are highly-leveraged, and will require millions of dollars in debt paydown in order to secure refinancing. Capital Senior Living is distressed and over levered, with debt-to-market cap of 91%, no unencumbered assets and limited cash on hand. Ortelius chooses to ignore the detailed financial disclosures provided by the Company each of the last 6 quarters. Just because they “firmly believe” something does not make it true. Ortelius’ position is not supported by the facts. The Amended Transactions, and the original transactions that preceded, are financing transactions for a deeply distressed company. The fact that Invictus doesn’t understand this fundamental point, and wrongly believes that the Company is somehow over-collateralized, is baffling. Ortelius calls the Conversant Transactions to raise up to $152.5 million “outsized.”(3) Ortelius publicly supports the Invictus proposal for the same amount of capital. Ortelius’ contradictory viewpoint further confirms that its recommendations lack substance or a real understanding of the Company’s financial needs. https://www.businesswire.com/news/home/20211005005871/en/Ortelius-Sends-Letter-to-Stockholders-Regarding-its-Vehement-Opposition-to-Capital-Senior-Livings-Amended-Transactions-with-Conversant-Capital https://www.prnewswire.com/news-releases/invictus-global-management-provides-capital-senior-living-with-detailed-terms-for-a-market-based-alternative-financing-transaction-301392893.html https://www.businesswire.com/news/home/20210915005653/en/Ortelius-Issues-Presentation-Regarding-its-Opposition-to-Capital-Senior-Living%E2%80%99s-Costly-Dilutive-and-Outsized-Transactions-with-Conversant-Capital

Why Does CSU Need THIS MUCH New Capital? ($MM) Total deal sized to cover necessary near-term needs and provide sufficient financial flexibility to emerge from COVID-19 in a position of strength Revised transaction structure provides us certainty of proceeds with a smaller portion in the form of convertible preferred equity Immediate needs for operating deficits through year-end Reset net working capital deficit to normalized sustainable levels Fund operating deficits until achieve cash flow breakeven Required paydown of near-term debt maturities and creation of unencumbered borrowing facility Identified high priority projects in current portfolio required to compete and sustain recovery 1 2 3 4 5 Private Placement Preferred Equity Common Equity (Rights Offering & Private Placement) $140.8MM Net Proceeds (1) $113.5MM $41.25MM Preferred Equity 154.8 Preferred only represents portion of the near-term critical uses $154.8MM Gross Proceeds Capital buffer, to be used for accretive growth investments, or as contingency in a prolonged recovery scenario All amounts are estimates as of June 30, 2021. 1) Gross proceeds of $154.8MM less $14MM of estimated transaction costs

There is No Real, Actionable Alternative on the Table MISLEADING CLAIM REALITY Invictus and Ortelius present Invictus’ proposed financing deal as a simple solution that is guaranteed to be actionable. Similarly, Ortelius states they are “very interested – and believes other established and well-capitalized investors will be similarly interested” in taking part in a “financing alternative.”(1) The Invictus proposed financing is anything but “guaranteed.” It is highly conditional, requiring additional diligence, including asset appraisals to be completed and loan-to-value tests to be met. Notwithstanding the Board’s solicitation of 33 counterparties, 89 potential lenders, and Ortelius’ public solicitation of alternatives for approximately 8 weeks, no real alternatives have been presented by any party. As detailed in our proxy, after due diligence, two of the three parties with whom we were discussing potential transactions declined to proceed. A diligence condition is highly significant and not something on which we are willing to bet the Company’s future. Although it is true that we are prohibited from soliciting or encouraging any alternative proposal, that does not stop a potential partner from privately or publicly communicating a firm, actionable commitment (particularly where, as here, a stockholder (Ortelius) has been running a campaign to solicit one). No one has. Knowing that the Company was engaged in discussions to renegotiate the original Conversant deal, Ortelius could have proposed changes – or an alternative – and did neither. Ortelius claims that it is defending the interest of the Company’s stockholders. (1) As noted earlier, Ortelius continues to misrepresent – dangerously – the Company’s financial condition and need for capital. Ortelius’s claims are riddled with inconsistencies and fundamental misunderstandings of the business. Despite asserting that the Company does not need substantial capital and should be pursuing a $70 million rights offering and not diluting existing stockholders, Ortelius immediately threw its support behind a $153 million debt financing that is senior to existing equity. Ortelius has run a PR focused campaign and not engaged constructively – or at all. On September 26, a Conversant Capital principal reached out to an Ortelius principal to discuss the proposed Amended Transactions. Ortelius never responded or provided feedback, choosing to wait 9 days to respond through the press. While Ortelius claims they were made aware of the revised terms the same day that the Board voted for the Amended Transactions, this is misleading. Material points were negotiated for and the final contract was not executed until 5 days following their signing of the NDA. If Ortelius was seeking to be constructive they had ample opportunity to engage and make their voice heard. (1) https://www.businesswire.com/news/home/20211005005871/en/Ortelius-Sends-Letter-to-Stockholders-Regarding-its-Vehement-Opposition-to-Capital-Senior-Livings-Amended-Transactions-with-Conversant-Capital

The Amended Transactions Have Significantly Improved Terms and a Structure that Enhances Alignment with Shareholders MISLEADING CLAIM REALITY Ortelius states that it “Believes the Amended Transactions are Far Better for Conversant Capital, Arbiter Partners and Silk Partners While Being Much More Costly and Much More Dilutive for Other Stockholders.”(1) The Amended Transactions are clearly more aligned with shareholders than the initial transactions, and address many of the concerns expressed by shareholders. Benefits of the Amended Transactions include: certainty of proceeds, the introduction of a common equity PIPE which replaces 50% of the convertible preferred in the original transactions, a rights offering fully backstopped with common stock, rather than backstopped with convertible preferred as was in the original transactions, a smaller convertible preferred with improved terms, and board certainty at close. Invictus claims that its proposed terms are “significantly cheaper to the Company and more conventional in its terms.”(2) This debt financing proposed by Invictus is NOT less expensive than the Amended Transactions. In fact, it is quite costly. Moreover, the Invictus proposal is fully funded by debt, the exact opposite of what’s needed for a company that is already significantly overlevered and distressed. One of the key benefits of the Amended Transactions is that the majority of the capital raised is in the form of common equity. The Company can retire mortgage debt with the transaction proceeds and later borrow at market rates against the resulting collateral through a broad and orderly borrowing process, run from a position of strength. (1) https://www.businesswire.com/news/home/20211005005871/en/Ortelius-Sends-Letter-to-Stockholders-Regarding-its-Vehement-Opposition-to-Capital-Senior-Livings-Amended-Transactions-with-Conversant-Capital (2) https://www.prnewswire.com/news-releases/invictus-global-management-provides-capital-senior-living-with-detailed-terms-for-a-market-based-alternative-financing-transaction-301392893.html

The Amended Transactions Reflect Thoughtful Agreements on Governance MISLEADING CLAIM REALITY Ortelius alleges that the Amended Transactions give Conversant too much control over the Company. (1) Shareholders can maintain majority ownership through participation in the Rights Offering. The Company reduced the dilution from the preferred stock and negotiated an earlier redemption option which all work to maintain control for existing equity. Conversant is entitled to only a minority of directors at closing and for a minimum of 3.5 years thereafter. Going forward, Conversant Capital’s appointment of directors is subject to approval by the Company’s Nominating and Governance Committee, and one of Conversant Capital’s directors will be required to be independent. Going forward, one of Conversant Capital’s directors will be required to be independent. Conversant Capital has agreed to a standstill for 18 months following the closing. (1) https://www.businesswire.com/news/home/20211005005871/en/Ortelius-Sends-Letter-to-Stockholders-Regarding-its-Vehement-Opposition-to-Capital-Senior-Livings-Amended-Transactions-with-Conversant-Capital

Even if the Invictus Proposal was Actionable (And It is Not), It is Not Superior Invictus is proposing a capital raise solely in the form of debt, at a time when the Company is significantly over levered and cash flow negative With a debt to total market capitalization ratio of 91%, as well as sizable near-term maturities, it is clear we need to instead reduce leverage Adding ~$150+ million of new capital in the form of expensive debt with hard maturities is the exact opposite of what the Company needs right now The Invictus proposal is not more favorable for common shareholders. All of Invictus’ capital would be senior to existing shareholders, and their proposed structure prioritizes repayment over sustainable investment and growth On the other hand, the Amended Transactions provide for over $113 million in the form of common equity, providing significantly better alignment with common shareholders and longer-dated capital to right size the capital structure Invictus’ terms are highly conditional and subject to diligence They require appraisal-based LTV tests, minimum liquidity thresholds, and other TBD covenants Conditionality is a significant risk. As noted in our proxy and investor presentation, we lost 2 of our 3 equity offers to diligence, and have received no actionable terms from any of the 89 lenders who have to-date performed diligence for a refinancing Invictus’ debt is not cheap. A senior secured term loan with a PIK rate of L + 10% is costly, and 6-year convertible senior secured notes with a hard repayment date cannot be compared with convertible preferred equity that has favorable redemption rights and no maturity Nowhere does Invictus state it has the committed capital necessary to execute the proposed financing transactions Bottom-line: the Invictus proposal is highly conditional and would compound the already significant financial challenges of the Company with even more excessive leverage

Conclusion CSU is over-levered with no unencumbered assets. Based on current cash burn and near-term liabilities the Company will likely run out of cash by year-end The Amended Transactions provide immediate liquidity to address working capital deficits, fund greatly needed capital expenditures, resolve near-term debt maturities, and stabilize the Company There are no credible, actionable and immediate alternatives to the Amended Transactions that will resolve the Company’s urgent need for significant capital Vote FOR the Amended Transactions and a sustainable future for Capital Senior Living

Contact Information Vote FOR the Amended Transactions on the WHITE proxy card today. Your vote at the upcoming Special Meeting is critical to the future success of Capital Senior Living and to protecting your investment. Chris Hayden (212) 440-9850 chayden@georgeson.com

Forward-Looking Statements & Non-GAAP Financial Measures Forward Looking Statements The forward-looking statements in presentation are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially, including, but not limited to, the Company’s ability to obtain stockholder approval for the proposed transaction; the satisfaction of all conditions to the closing of the proposed transaction; other risks related to the consummation of the proposed transaction, including the risk that the transaction will not be consummated within the expected time period or at all; the costs related to the proposed transaction; the impact of the proposed transaction on the Company’s business; any legal proceedings that may be brought related to the proposed transaction; the continued spread of COVID-19, including the speed, depth, geographic reach and duration of such spread; new information that may emerge concerning the severity of COVID-19; the actions taken to prevent or contain the spread of COVID-19 or treat its impact; the legal, regulatory and administrative developments that occur at the federal, state and local levels in response to the COVID-19 pandemic; the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company’s response efforts; the impact of COVID-19 and the Company’s near-term debt maturities on the Company’s ability to continue as a going concern; the Company’s ability to generate sufficient cash flows from operations, additional proceeds from debt refinancings, and proceeds from the sale of assets to satisfy its short and long-term debt obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants, and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all, including the transfer of certain communities managed by the Company on behalf of other owners; the Company’s ability to improve and maintain adequate controls over financial reporting and remediate the identified material weakness; the risk of oversupply and increased competition in the markets which the Company operates; the risk of increased competition for skilled workers due to wage pressure and changes in regulatory requirements; the departure of the Company’s key officers and personnel; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; the risks associated with a decline in economic conditions generally; the adequacy and continued availability of the Company’s insurance policies and the Company’s ability to recover any losses it sustains under such policies; changes in accounting principles and interpretations; and the other risks and factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission. Non-GAAP Financial Measures In this presentation, the Company utilizes certain financial valuation and performance measures of operating performance, such as Net Operating Income (“NOI”), that are not calculated in accordance with GAAP. Non-GAAP financial measures may have material limitations in that they do not reflect all of the costs associated with the Company's results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. NOI is calculated as revenue less operating expenses exclusive of COVID-19 relief and expenses, net. The Company believes NOI is a useful performance measure in identifying trends in day-to-day operations because it excludes the costs associated with acquisitions and conversions and other items that do not ordinarily reflect the ongoing operating results of the Company's primary business. NOI is an important point of analysis when evaluating performance as it provides an indication of the effectiveness of management producing growth in operations from existing assets. NOI provides indicators to management of progress in achieving both consolidated and individual business unit operating performance and is used by research analysts and investors to evaluate the performance of companies in the senior living industry.

Important Information No Offer or Solicitation /Additional Information and Where to Find It This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of any securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The amended rights offering will be made pursuant to the Company’s shelf registration statement on Form S-3, which became effective on May 6, 2020, and a prospectus supplement containing the detailed terms of the rights offering filed with the SEC on September 10, 2021 and amended on October 4, 2021. Any offer will be made only by means of a prospectus forming part of the registration statement. Investors should read the prospectus supplement, as amended, and consider the investment objective, risks, fees and expenses of the Company carefully before investing. Copies of the prospectus supplement, as amended, may be obtained at the website maintained by the SEC at www.sec.gov. In connection with the proposed transaction, the Company filed a proxy statement with the SEC on August 31, 2021, as amended on October 4, 2021. The Company may also file other relevant documents with the SEC regarding the proposed transaction. The definitive proxy statement is being delivered to stockholders of the Company. This communication is not a substitute for the proxy statement or any other document that may be filed with the SEC in connection with the proposed transaction. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT, AS AMENDED, AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders are able to obtain free copies of the definitive proxy statement and other documents containing important information about the Company and the proposed transaction through the website maintained by the SEC at www.sec.gov. Participants in the Solicitation The Company and its executive officers and directors and certain other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is available in its Proxy Statement on Schedule 14A for its 2020 Annual Meeting of Stockholders, filed with the SEC on November 3, 2020, and in its Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021, as amended on April 30, 2021. These documents may be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the proxy statement and other relevant materials relating to the proposed transaction filed with the SEC.